Exhibit 99.1

For immediate release	June 8, 2022

Crown Crafts Reports Fiscal 2022 Fourth Quarter and Full Year Results

●	Net sales increased 17.7% for the quarter and 10.4% for the full year
●	Gross profit increased 10.1% for the quarter
●	Balance sheet remains strong

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fourth quarter and fiscal year 2022, which ended April 3, 2022.

“Our performance in the fourth quarter and full year of fiscal 2022 was a continuation of the growth we have experienced over the past two years,” said Olivia Elliott, President and Chief Executive Officer. “As we begin fiscal 2023, our Company remains financially strong, and we are excited about our opportunities for continued profitable growth in the future.”

Financial Results

Net income for the fourth quarter of fiscal 2022 was $2,435,000, or $0.24 per diluted share, on net sales of $25.7 million, compared with net income of $238,000, or $0.02 per diluted share, on net sales of $21.8 million for the fourth quarter of fiscal 2021. Gross profit for the current-year quarter was 25.0% of net sales, down from 26.7% in the prior-year quarter. The prior-year quarter included net sales and a net loss of $1.2 million and $1.8 million, respectively, associated with the Carousel Designs business, which ceased operations in May 2021.

For the fiscal year, net income was $9.9 million, or $0.98 per diluted share, on net sales of $87.4 million, compared with net income of $6.1 million, or $0.60 per diluted share, on net sales of $79.2 million for fiscal 2021. Gross profit for the current year was 26.7% of net sales, down from 30.4% in the prior year. Current-year net income was impacted favorably by a pre- and post-tax $1,985,000 gain on extinguishment of debt related to the forgiveness of the Company’s Paycheck Protection Program Loan. The current year also included net sales and a net loss of $644,000 and $1.3 million, respectively, associated with Carousel, while the prior year included net sales and a net loss of $5.3 million and $2.3 million, respectively, associated with Carousel.

The results for the fourth quarter and full year of fiscal 2022 also include an additional week compared with the fourth quarter and full year of fiscal 2021, as the Company operated under a 53-week calendar for fiscal 2022.

Quarterly Cash Dividend

As announced on May 17, 2022, the Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on July 8, 2022 to stockholders of record at the close of business on June 17, 2022.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on September 8, 2022. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 1046158.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its two wholly owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	14-Week	13-Week	53-Week	52-Week
	Period Ended	Period Ended	Period Ended	Period Ended
	April 3, 2022	March 28, 2021	April 3, 2022	March 28, 2021
Net sales	$25,686	$21,824	$87,360	$79,164
Gross profit	6,414	5,827	23,308	24,097
Gross profit percentage	25.0%	26.7%	26.7%	30.4%
Marketing and administrative expenses	3,378	3,616	13,002	14,218
Loss from impairment of long-lived assets	-	2,234	-	2,234
Income (loss) from operations	3,036	(23)	10,306	7,645
Gain on extinguishment of debt	-	-	1,985	-
Income before income tax expense	3,037	70	12,326	7,723
Income tax expense (benefit)	602	(168)	2,408	1,642
Net income	2,435	238	9,918	6,081
Basic earnings per share	$0.24	$0.02	$0.99	$0.60
Diluted earnings per share	$0.24	$0.02	$0.98	$0.60

Weighted Average Shares Outstanding:
Basic	10,080	9,991	10,055	10,144
Diluted	10,103	10,009	10,084	10,150

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	April 3, 2022	March 28, 2021
Cash and cash equivalents	$1,598	$613
Accounts receivable, net of allowances	23,226	19,338
Inventories	20,653	20,335
Total current assets	46,508	41,470
Operating lease right of use assets	2,423	4,068
Finite-lived intangible assets - net	2,654	3,163
Goodwill	7,125	7,125
Total assets	$60,155	$58,082

Total current liabilities	11,786	12,946
Operating lease liabilities, noncurrent	809	2,641

Shareholders’ equity	45,801	41,865
Total liabilities and shareholders’ equity	$60,155	$58,082